UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 10, 2024

COTERRA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	CTRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2024, Coterra Energy Inc. (the “Company”) entered into a term loan credit agreement (the “Credit Agreement”) with Toronto Dominion (Texas) LLC, as administrative agent (the “Administrative Agent”), and certain lenders and issuing banks party thereto. The aggregate term loan commitments under the Credit Agreement are $1.0 billion, consisting of a $500 million Tranche A term loan (the “Tranche A Term Loan”) and a $500 million Tranche B term loan (the “Tranche B Term Loan”). The proceeds of the Tranche A Term Loan will be used to pay a portion of the cash consideration for the transactions contemplated under and pursuant to that certain Membership Interest Purchase Agreement, dated as of November 12, 2024 (the “Franklin Mountain Acquisition Agreement”), by and among Franklin Mountain Energy Holdings, LP, Franklin Mountain Energy Holdings 2, LP, Franklin Mountain GP2, LLC, as sellers, and the Company and Cimarex Energy Co., as purchasers (collectively, the “Franklin Mountain Acquisition”). The proceeds of the Tranche B Term Loan will be used to pay a portion of the cash consideration for transactions contemplated under and pursuant to that certain Purchase and Sale Agreement, dated as of November 12, 2024 (the “Avant Acquisition Agreement”), by and among Avant Natural Resources, LLC, Avant Operating, LLC, Guard Income Fund, LP, Double Cabin Minerals, LLC, Legion Water Services, LLC and Legion Production Partners, LLC, as sellers, and Cimarex Energy Co., as buyer (collectively, the “Avant Acquisition”). The funding of the Tranche A Term Loan will not occur until the date of consummation of the Franklin Mountain Acquisition in accordance with the terms of the Franklin Mountain Acquisition Agreement (the “Tranche A Funding Date”), and the funding of the Tranche B Term Loan will not occur until the date of consummation of the Avant Acquisition in accordance with the terms of the Avant Acquisition Agreement (the “Tranche B Funding Date”). The commitments of the Lenders in respect of the Tranche A Term Loan terminate upon the earliest to occur of the Tranche A Funding Date, the date that the Franklin Mountain Acquisition Agreement is terminated in accordance with its terms, and June 30, 2025. The commitments of the Lenders in respect of the Tranche B Term Loan terminate upon the earliest to occur of the Tranche B Funding Date, the date that the Avant Acquisition Agreement is terminated in accordance with its terms, and February 17, 2025.

Borrowings incurred under the Credit Agreement bear interest at a rate per annum equal to, at the Company’s option, either a term SOFR rate plus a 0.10 percent credit spread adjustment for all tenors or a base rate, plus an interest rate margin which ranges from 0 to 75 basis points for base rate loans, 100 to 175 basis points for Tranche A term SOFR loans and 112.5 to 187.5 basis points for Tranche B term SOFR loans based on the Company’s credit rating. The ticking fee on the average daily amount of the Tranche A commitments and Tranche B commitments is calculated at annual rates ranging from 10 basis points to 25 basis points based on the Company’s credit rating. The Tranche A Term Loan matures on the date that is two years after the Tranche A Funding Date, and the Tranche B Term Loan matures on the date that is three years after the Tranche B Funding Date.

The Credit Agreement contains customary covenants, including the maintenance of a maximum leverage ratio of no more than 3.0 to 1.0 as of the last day of any fiscal quarter until such time as the Company has no other debt (other than the Company’s revolving credit facility) in a principal amount in excess of $75 million outstanding that has a financial maintenance covenant based on a leverage ratio, at which time the Credit Agreement requires maintenance of a ratio of total debt to total capitalization of no more than 65 percent (with all calculations based on definitions contained in the Credit Agreement).

Many of the lenders under the Credit Agreement, their affiliates, or a combination thereof have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and commercial banking services, or other services for the Company and its subsidiaries (including in connection with the transactions described in this Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the Credit Agreement attached as Exhibit 10.1 and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement, dated as of December 10, 2024, Toronto Dominion (Texas) LLC, as Administrative Agent, and the Lenders and Issuing Banks party thereto.

104 Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTERRA ENERGY INC.

By:	/s/ Adam M. Vela
Adam M. Vela
Senior Vice President and General Counsel

Date: December 16, 2024